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EXHIBIT 11

                                  OUTPOST.COM

                         Computation of Loss per Share
                     (In thousands, except per share data)
                                  (Unaudited)

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                                                                     Three Months Ended           Nine Months Ended
                                                                         November 30,                November 30,
                                                                         ------------                ------------
                                                                    2000            1999          2000           1999
                                                                    ----            ----          ----           ----
Basic and diluted:
   Net loss.................................................       $(6,091)       $(8,543)      $(20,123)      $(25,789)
                                                                   =======        =======       ========       ========
   Basic and diluted weighted average shares outstanding....        31,407         23,559         29,293         23,277
                                                                   =======        =======       ========       ========
   Basic and diluted net loss per share.....................       $ (0.19)       $ (0.36)      $  (0.69)      $  (1.11)
                                                                   =======        =======       ========       ========
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